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EXHIBIT 21

              LIST OF SUBSIDIARIES OF NETWORK EVENT THEATER, INC.

Campus Voice, Inc.

Media Publications, Inc.

Beyond the Wall, Inc.

American Passage Media, Inc.

Trent Graphics, Inc.

National Campus Media, Inc.

sixdegrees, inc.